SECURITIES AND EXCHANGE COMMISSION

                           WASHINGTON, D.C.  20549



                                  FORM 8-K

                               CURRENT REPORT





Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report   (Date of earliest event reported):   MARCH 15, 1995
                                                      --------------



                      BANGOR HYDRO-ELECTRIC COMPANY
                      -----------------------------
          (Exact name of registrant as specified in its charter)





          MAINE                       0-505               01-0024370
- ------------------------     ---------------------   ---------------------
(State of Incorporation)     (Commission File No.)   (IRS Employer ID No.)





     33 STATE STREET, BANGOR, MAINE                       04401
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(Address of principal executive offices)               (Zip Code)





Registrant's telephone number, including area code:   (207-945-5621)
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CURRENT REPORT, FORM 8-K                       DATE OF REPORT
BANGOR HYDRO-ELECTRIC COMPANY                  MARCH 15, 1995
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ITEM 5.  OTHER EVENTS
- -------  ------------

    As the Company has discussed in prior reports and public communications, increasing competition in the electric utility industry has caused the Company to rethink its traditional business strategy and to formulate new plans to ensure its long term success. Among the matters considered is the likelihood that the Company's ability to implement future rate increases through traditional, rate-of-return regulation sufficient to ensure satisfactory profitability will be increasingly limited by competitive forces. The Company believes that greater flexibility to adjust its prices and increase its sales in competitive energy service markets is essential to future profitability. The Company's strategy has also included an effort to reduce the impact of the high-cost contracts for the purchase of power from non-utility independent power producers with whom the Company was required to contract in the 1980's.

    In recent weeks, there have been developments in the Company's initiatives for increased pricing flexibility and for reducing the burden of contractual commitments to high-cost, non-utility independent power producers that are expected to have a favorable impact on the Company's competitive position and future financial success, but that present shorter-term financial and operational challenges.



 CHANGES IN REGULATION
 ---------------------

    As discussed in the earlier reports, the Company believes that if public and regulatory policies were adjusted to permit the active pursuit of greater sales, the price that could be charged in a competitive environment, while lower than many of the Company's current rates, would recover more than the marginal cost of providing the service. The Company also believes that, at such lower prices, there is a significant potential for increased business. To the extent the Company is successful in expanding its market share with competitive rates, the increased revenue in excess of marginal cost will enhance earnings and offset the need for rate increases.

    Under traditional regulatory policies, the Company has had only limited authority to adjust its prices to meet the competition. Competitive price initiatives have been evaluated and approved by the Maine Public Utilities Commission ("MPUC") on a case-by-case basis. For example, for several years the Company has been allowed to sell interruptible energy to two major customers at significantly reduced rates, thereby retaining load that otherwise would have been lost and providing an incentive to add new load.

    More recently, the Company has been negotiating on an individual basis with customers that have demonstrated that, without rate relief, they will curtail their purchases from the Company. In early 1994, the MPUC authorized the Company to enter into a five-year contract (terminable by the customer with two years' notice) for the supply of power to one of the Company's largest firm industrial customers at reduced rates. The Company also has on file with the MPUC an approved tariff that establishes procedures on a limited basis for the negotiation and implementation of individual rate discounts necessary to retain or attract load. Several smaller rate contracts have been approved pursuant to that procedure. The impact of these efforts to date has been that sales have been retained that could have otherwise been lost and, to some extent, sales have increased to some customers. However, to date the sales increases resulting from these pricing strategies have not offset the revenue reduction that results from the lower prices. Moreover, the operation of the fuel cost adjustment mechanism and the mandated accounting for fuel expense and revenue has caused the benefits from these strategies to be more weighted in favor of the Company's customers than its shareholders.

    Therefore, even though the Company has had some success in retaining customers with the limited pricing flexibility that had been afforded by the MPUC, the Company believed that more flexibility was necessary in order to more effectively meet the demands of competition in a timely manner. Procedural obstacles and the lack of clear standards for evaluating proposed rate reductions have hindered the Company's ability to react quickly and flexibly to competitive threats. Because of this need for greater flexibility, the Company proposed to the MPUC a new "Alternative Marketing Plan" (or "AMP") in July of 1994. The AMP proposal included a plan for allowing increased flexibility to offer reduced prices and develop related marketing programs, a commitment to attempt to cap electric rates at current levels for an extended period, the elimination of fuel cost accounting and the fuel adjustment clause, the elimination of seasonal rate differentials and an understanding about the method of amortizing the cost of any future buyout of high-cost purchased power contracts.

    On February 14, 1995, the MPUC issued an order approving many aspects of the Company's AMP proposal. The plan, as approved, while imposing greater restrictions on pricing flexibility than the Company would have preferred, should permit greater opportunities for the Company to meet the challenges of competition over the long term. Specifically, the MPUC established the following guidelines for the reduction of rates with limited regulatory oversight:

    1. For existing customer classes, the Company may offer reduced rates with a price floor at the Company's long-term marginal cost plus 10% as long as the rate structure of the class is maintained within specified limits. Rates that meet the criteria will take effect automatically after a 30-day notice period. If a proposed reduction does not meet the criteria, the MPUC may suspend its effectiveness but will make a decision within four months of the initial filing date.

    2. The Company may develop rates for new targeted customer classes with a price floor that depends upon whether the new load is "temporary" (not expected to continue for an extended period and sensitive to rate changes that occur after the initial discount) or "permanent" (expected to continue indefinitely regardless of later rate adjustments). For temporary load, the floor is short-term marginal cost plus 1.5 cents/kwh or, under certain circumstances, short-term marginal cost plus 10%. For permanent load, the floor is long-term marginal cost plus 10%. Rates that meet the criteria will take effect automatically after a 30-day notice period.

    3. The Company may negotiate special rate contracts with individual customers, the criteria for which depend upon the length of the contract and whether the load is temporary or permanent.

              a. For short term contracts (up to three years) to supply temporary load, the floor is short-term marginal cost plus 1.5 cents/kwh. For short term contracts to supply permanent load, the floor is long-term marginal cost plus 10%. Short term contracts that meet all criteria will take effect automatically after a 30-day notice period.

              b. For contracts with terms of three to five years, the floor is long-term marginal cost plus 10%. For contracts with terms of five to ten years, the floor is long-term marginal cost plus 25%. Contracts that meet all criteria will take effect automatically after a 30-day notice period.

              c. Contracts with terms over ten years may not be approved automatically, but the MPUC will review any such proposal within four months of filing.

    4. Any rate reduction that results in permanent load will also be subjected to certain cost tests, the results of which must be presented by the Company at the time of filing. If the proposal fails any of the tests, the Commission may suspend its effectiveness and the MPUC will review it within four months of filing.

    5. The Company may eliminate seasonal rate differentials (requiring higher charges during winter months than during the remainder of the year) for certain classes of customers.

    6. The total amount of price reductions (the "revenue delta") offered by the Company under the AMP will be capped at 10% of the Company's revenues. If the revenue delta approaches the cap, the Company would have to request authority from the MPUC to offer further discounts.

    As proposed by the Company in its AMP proposal, effective January 1, 1995 the MPUC also ordered the elimination of the Fuel Cost Adjustment ("FCA"), a rate mechanism under which the Company has historically been permitted to adjust retroactively for changes in the cost of fuel for generation and in certain purchased power costs. The Company proposed the change because, under traditional regulation, the operation of the FCA has imposed the burden of rate discounting on utility shareholders while the benefits have been enjoyed by other utility customers. The Company believed, therefore, that a business strategy dependent on pricing flexibility would be effective only if the FCA were eliminated. However, the FCA has allowed the Company to respond quickly to changes in fuel and purchased power costs (both increases and decreases) and has reduced the volatility of earnings. Its elimination may result in increased or decreased earnings solely from changes in costs over which the Company has no control.

    As of January 1, 1995, the Company's collections under the FCA had exceeded its costs by approximately $3.03 million. With the elimination of the FCA, the MPUC recognized that there would no longer be a mechanism for the return of that sum to customers. The MPUC allowed the Company to retain that overcollection and ordered that the amount be amortized over a period of three years. That retention and amortization will have a short-term positive impact on the Company's earnings.

    Also as requested by the Company, the MPUC established the recovery and accounting procedures to be followed in the event the Company negotiates a buyout of one or more of its contracts for the purchase of power from high-cost non-utility independent power producers. In the event of a buyout, the Company may amortize for accounting purposes the costs over the shorter of the remaining contract life, not considering extension options, or 10 years. With the elimination of the FCA, reduced fuel cost benefits of any buyout will inure to the benefit of the Company and may be used to recover the amortization of the buyout cost. The Company believes that the fuel and energy cost savings achieved by such a buyout, previously subject to the FCA, would exceed any costs of such a buyout including carrying costs on the unamortized balance.

    Finally, the MPUC acknowledged with approval the Company's commitment to attempt to cap existing electric rates at current levels for an extended period and expressed a desire to formalize the details of such a commitment by the end of the summer of 1995.


                    BUYBACK OF PURCHASED POWER CONTRACTS
                    -------------------------------------

    The Company has reached an agreement in principle to buy back two contracts for the purchase of power from operators of biomass-fueled generating plants located in West Enfield and Jonesboro, Maine. Both power vendors are high-cost non-utility independent power producers with whom the Company was required to contract in the 1980's. The power contracts, identical in their terms and conditions, provide for the purchase of the entire generation output of each of the facilities. Each plant has a rated capacity of 24.5 megawatts. Power purchases began in 1986 and are scheduled under the contracts to continue for a period of approximately 30 years from the date of the initial purchases.

    The power contracts provide for the purchase of power at prices consisting of the sum of a fixed component and a variable component. The Company has the option of requesting that the plants curtail or interrupt production, in which event payment is limited to the fixed component to the extent of curtailment or interruption. Because of the availability of less expensive power from other sources at prices less than the variable component of the contract rates, the Company has not taken delivery of significant amounts of electricity under these contracts in recent years and has limited its payments to the fixed component.

    The buyback agreement calls for a cash payment by the Company of $83 million ($41.5 million per plant) and for the Company to assume responsibility for the remaining debt on the plants in a manner that relieves the owners of any further obligations on such debt. The balance of the outstanding debt is expected to be about $79 million in total at the time of the closing. If the lenders are unwilling to permit the assumption by the Company of such debt on terms acceptable to the Company and the owners, the Company would be required to increase the cash portion of the buyback by an amount sufficient to discharge the owners' debt in order for the buyback to be accomplished. In addition, the Company will be responsible for costs of preparing for a closing of the transaction and may incur significant costs in obtaining the necessary financing. The Company will be obliged to pay some portion of such costs whether or not a closing occurs.

    Financing this transaction will be a significant challenge for the Company in view of the Company's relatively small size and its existing capital structure. The Company expects the financing to be accomplished through a combination of bank borrowings, the possibility of the assumption of the owners' debt, and the issuance of other debt securities. Such a financing would increase the Company's leverage substantially and could temporarily reduce the Company's ability to obtain external financing for other purposes, although the Company does not believe its external financing needs will be significant in the next several years.

    The buyback agreement is contingent upon a number of conditions including negotiation of definitive documentation, the ability of the Company to obtain satisfactory financing arrangements, the securing of necessary governmental approvals (including approvals from the MPUC and the Federal Energy Regulatory Commission) and a satisfactory agreement between the Company and another utility to which the Company is currently reselling a portion of the electrical output from the plants. The anticipated closing date is June 1, 1995. After the closing, the Company will have no further obligation to purchase power from the plants and will not acquire any ownership interest in them.


                      IMPLICATIONS FOR DIVIDEND POLICY
                       -------------------------------

    As indicated in prior reports, the Company has recognized that the infusion of increased competition into the electric utility industry and the decreased reliance on traditional, rate-of-return regulation will likely cause changes in policies with respect to the payment of common stock dividends. The continuity of dividend payments that has been enjoyed in the past may be less certain, and dividend payment decisions are more likely to depend to a greater degree upon current profitability and the shorter-term prospects for growth in earnings.

    During 1994, the Company maintained its common dividend payment even though it became apparent early on that the payout ratio would be high. This action was consistent with the Company's view that, to the extent possible, electric utilities in the transition to a more competitive business environment should attempt to maintain dividend levels and utilize future earnings growth to evolve to more conservative payout ratios. While the Company continues to believe that to be an appropriate policy, it also believes that factors have combined that could likely result in a reduction of the Company's common dividend in 1995.

    As discussed above, the MPUC's decision to allow the Company more pricing flexibility acknowledged the Company's commitment to attempt to avoid general rate increases. The MPUC's support for the Company's efforts adds to the Company's resolve to avoid such rate increases for the near-term future. Taking this factor in conjunction with generally lower-than-expected growth in sales and revenues in 1994 and so far in 1995 and the fact that it will take some time for the newly-granted pricing flexibility to have an impact, the Company does not believe that its current prospects for earnings can support a common dividend at the same level as that paid in 1994.

    Moreover, the financing of the contract buyback transaction discussed above may independently affect the Company's ability to maintain common dividends at the level paid in 1994. Although the Company believes the buyback transaction is in the best interests of the Company and its shareholders, and should enhance the Company's prospects for improved earnings sooner than if the transaction did not occur, the incurrence of the levels of additional debt necessary in order to accomplish the transaction could result in the imposition of conditions or covenants in the associated debt instruments that will be likely to restrict the Company's ability to pay common dividends at current levels while such debt is outstanding.

    The Board of Directors has made no determination as to the timing or amount of any adjustment of the Company's common dividends.




                                  SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   BANGOR HYDRO-ELECTRIC COMPANY



                                    /s/ Robert C. Weiser

                                   by-----------------------

                                     Robert C. Weiser
                                     Chief Financial Officer